Exhibit 99.1

For Immediate Release	Date:	January 31, 2007
	Contact:	Wendi M. Williams
Vice President
(301) 430-2585
wwilliams@oldlinebank.com
Old Line Bank Board of Directors Appoints
John M. Suit, II as Director
Bowie, MD, - Old Line Bank Board of Director’s today announced the appointment of John M. Suit, II to the Board. “We are extremely pleased to welcome Mr. Suit to our team of board members,” stated Craig Clark, Old Line Bank Chairman of the Board. “Mr. Suit brings a wealth of knowledge and experience to the role,” he continued. Mr. Suit joins the board effective February 1, 2007 and will serve on the Audit Committee and Loan Committee.
A native of Annapolis, Maryland, Mr. Suit had a stellar 43 year banking career in Annapolis and Anne Arundel County. Mr. Suit served as President and Chief Executive Officer of Farmers National Bancorp and Farmers National Bank of Maryland from 1989 — 1996 and later as Chairman of the Board of Farmers Bank of Maryland from 1996-2003. Mr. Suit served as Executive Vice President & Director of The Annapolis Banking & Trust overseeing tremendous growth in lending and managing a sizeable personal loan portfolio. Immediately before retirement earlier this year, Mr. Suit served as Senior Vice President for Branch Bank and Trust (BB&T). Mr. Suit is a graduate of the University of Baltimore and holds a Bachelor of Science Business Management.
Mr. Suit is recognized as a dynamic and versatile banking executive with extensive senior-level leadership experience. “John has earned the reputation as the preeminent banker in Annapolis and Anne Arundel County,” stated James W. Cornelsen, President and Chief Executive Officer. “His business acumen and standing in the community are unparalleled. He is a tremendous addition to the Board of Director’s as Old Line Bank continues to grow and expand.”
John Suit’s many career highlights include: increasing Farmers National Bank total assets from $470 million in 1989 to $725 million in 1996; doubling The Annapolis Bank and Trust loan portfolio in less than five years (1984-1989); and the top ratings awarded by Comptroller of the Currency and Federal Reserve Bank of Richmond. Mr. Suit served as President of Maryland Bankers Association (1994-’95).
“I appreciate the opportunity to get involved with another community bank,” stated John M. Suit, II. “Old Line Bank has experienced tremendous growth under the leadership of Jim Cornelsen. Being a part of such a distinguished institution and participating in the bank’s continued growth is exciting to me,” he continued.
Old Line Bank is an expanding community bank that has five full service branch offices in suburban Maryland. Three branch offices are located in Prince George’s County, Maryland and two branch offices are located in Charles County, Maryland. Additionally, the bank has a commercial lending office in College Park and Gaithersburg, Maryland. Old Line Bank relocated its corporate headquarters from Waldorf, Maryland to Bowie, Maryland in July 2006.
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